Exhibit 99.1

International Stem Cell Corporation Announces First Quarter 2013 Financial Results and Provides

Business Update

CARLSBAD, California — (Market Wire) — 05/14/2013 — International Stem Cell Corporation (OTC QB: ISCO) (www.internationalstemcell.com) (“ISCO” or “the Company”) a California-based biotechnology company developing novel stem cell based therapies, today announced financial results for the three months ended March 31, 2013.

“We’ve made excellent progress in the first quarter, showing, for the first time, how neuronal cells developed from our unique and powerful stem cell platform can be used to treat Parkinson’s disease in the most widely accepted primate model of the disease, and presenting these results at one of the most important neurology conferences in the world,” said Dr. Andrey Semechkin the Company’s CEO and Co-Chairman. “We have also published our innovative and efficient new method of creating these neuronal cells in a well respected peer-reviewed scientific journal, further consolidating ISCO’s leadership position,” continued Dr. Semechkin.

“In addition, the strong sales growth achieved by our subsidiaries confirms that the sales and marketing tactics we have been implementing are working and starting to deliver the results we anticipated and begin to partially offset our core Research and Development expenses. At the same time we continue to challenge ourselves to become ever more efficient and this continued vigilance is reflected in both the reduced general and administrative expenses and increased gross margin.”

Q1 2013 Highlights:

•

Revenues increased 19% to $1.29 million with Lifeline Cell Technologies and Lifeline Skin Care sales both up double-digits, on a percentage basis. Gross margin improved by 410 basis points to 74.0% while general and administrative expenses reduced by 30%.

•	Successfully completed $3.27 million of equity financing.

•	The Company announced positive safety and efficacy results from a pre-clinical animal study of a congenital liver disorder using hepatocyte-like cells derived from hpSCs.

•	The Company published its breakthrough method of deriving neuronal cells for the treatment of Parkinson’s disease in Scientific Reports, a primary research publication from the publishers of Nature.

•

The Company reported positive results demonstrating the safety and efficacy of human neuronal cells in both rodent (rat) and primate (African green monkey) models of Parkinson’s disease. The results were presented at the American Academy of Neurology 65th Annual Meeting in San Diego, CA.

Three Months Ended March 31, 2013

Revenue for the three months ended March 31, 2013 were $1.29 million, an increase of approximately 19% compared to $1.08 million for the same period in 2012. Sales for Lifeline Skin Care (LSC) and Lifeline Cell Technology (LCT) increased by 19% and 20%, respectively. LSC and LCT accounted for 51% and 49% of total revenue in the three months ended March 31, 2013, respectively.

Cost of sales was $0.33 million, or 26% of revenue, compared to $0.32 million or 30% of revenue for the same period in 2012. Gross margins improved as a result of efficiencies in our manufacturing and supply chain and increased sales contribution from higher margin products.

General and administrative expenses fell by 30% to $1.42 million, driven primarily by lower personnel-related expenses resulting from lower headcount, lower stock-based compensation expenses and lower professional and corporate expenses. Marketing expenses increased 3% compared to the first quarter of 2012 to $0.51 million, primarily reflecting higher spending on advertising and promotions for the Company’s skin care business.

Cash and cash equivalents totaled $1.91 million at March 31, 2013 compared to $0.65 million as of December 31, 2012. The Company received approximately $3.27 million, net of stock issuance costs, from the issuance of 16,325,000 shares of common stock in the first quarter of 2013. The Company invested approximately $0.17 million in capital expenditures in the first three months of 2013 compared to $0.22 million in the same period in 2012.

Conference Call and Webcast Details:

Date:	Tuesday, May 14, 2013
Time:	11:00 a.m. Eastern Time

Conference Call Dial-in Numbers
Participants from US Domestic:	1 877 317-6776
Participants from International:	1 412 317-6776
Conference ID:	10028807
Webcast link: http://webcast.mzvaluemonitor.com/Cover.aspx?PlatformId=1293

Replay of the conference call will be available for one week following 1 hour after the end of the conference call through May 14, 2013 at 11:00 am ET.

Teleconference Replay Details:

US Domestic:	1-877-344-7529
International:	1-412-317-0088

Conference ID: 10028807

About International Stem Cell Corporation

International Stem Cell Corporation is focused on the therapeutic applications of human parthenogenetic stem cells (hpSCs) and the development and commercialization of cell-based research and cosmetic products. ISCO’s core technology, parthenogenesis, results in the creation of pluripotent human stem cells from unfertilized oocytes (eggs). hpSCs avoid ethical issues associated with the use or destruction of viable human embryos. ISCO scientists have created the first parthenogenic, homozygous stem cell line that can be a source of therapeutic cells for hundreds of millions of individuals of differing genders, ages and racial background with minimal immune rejection after transplantation. hpSCs offer the potential to create the first true stem cell bank, UniStemCell™. ISCO also produces and markets specialized cells and growth media for therapeutic research worldwide through its subsidiary Lifeline Cell Technology (www.lifelinecelltech.com), and stem cell-based skin care products through its subsidiary Lifeline Skin Care (www.lifelineskincare.com). More information is available at www.internationalstemcell.com.

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Safe harbor statement

Statements pertaining to anticipated developments, expected changes in R&D expenses, potential sales growth, new products and distribution channels and other opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products and the management of collaborations, regulatory approvals, need and ability to obtain future capital, application of capital resources among competing uses, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company’s business, particularly those mentioned in the cautionary statements found in the company’s Securities and Exchange Commission filings. The company disclaims any intent or obligation to update forward-looking statements.

International Stem Cell Corporation and Subsidiaries

(A Development Stage Company)

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	March 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$1,912	$654
Accounts receivable, net of allowance for doubtful accounts of $18 and $4 at March 31, 2013 and December 31, 2012, respectively	384	273
Inventory, net	1,206	1,199
Prepaid expenses and other current assets	492	456

Total current assets	3,994	2,582
Property and equipment, net	1,033	1,134
Intangible assets, net	1,768	1,634
Deposits and other assets	20	20

Total assets	$6,815	$5,370

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity (Deficit)
Accounts payable	$430	$969
Accrued liabilities	746	730
Deferred revenue	163	233
Related party payable	5	5
Advances	250	250

Total current liabilities	1,594	2,187

Convertible Redeemable Series G Preferred stock, $0.001 par value, 5,000,000 shares were authorized, issued and outstanding at March 31, 2013 and December 31, 2012, liquidation preferences of $5,000 at March 31, 2013 and December 31, 2012	4,941	4,941

Commitments and contingencies

Stockholders’ Equity (Deficit)
Series D Preferred stock, $0.001 par value, 50 shares authorized, 43 issued and outstanding at March 31, 2013 and December 31, 2012, liquidation preference of $4,320 at March 31, 2013 and December 31, 2012	—	—
Series B Preferred stock, $0.001 par value, 5,000,000 shares authorized, 300,000 issued and outstanding at March 31, 2013 and December 31, 2012, liquidation preferences of $389 and $385 at March 31, 2013 and December 31, 2012, respectively	—	—
Series C Preferred stock, $0.001 par value, 3,000,000 shares authorized, 0 and 2,000,000 issued and outstanding at March 31, 2013 and December 31, 2012, respectively, liquidation preferences of $0 and $2,507 at March 31, 2013 and December 31, 2012, respectively	—	2
Common stock, $0.001 par value, 300,000,000 shares authorized, 112,363,815 and 87,388,815 issued and outstanding at March 31, 2013 and December 31, 2012, respectively	112	87
Additional paid-in capital	73,672	69,945
Deficit accumulated during the development stage	(73,504)	(71,792)

Total stockholders’ equity (deficit)	280	(1,758)

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$6,815	$5,370

International Stem Cell Corporation and Subsidiaries

(A Development Stage Company)

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Inception (August 17, 2001) through March 31,
	2013	2012	2013
Revenues
Product sales	$1,285	$1,077	$13,483
Royalties and license	—	—	135

Total revenue	1,285	1,077	13,618

Development expenses
Cost of sales	334	324	4,940
Research and development	721	937	22,614
Selling and marketing	511	496	6,450
General and administrative	1,419	2,039	40,547

Total development expenses	2,985	3,796	74,551

Loss from development activities	(1,700)	(2,719)	(60,933)

Other income (expense)
Settlement with related company	—	—	(93)
Miscellaneous income (expense)	(15)	1	(260)
Dividend income	—	—	94
Interest expense	—	—	(2,225)
Sublease income	3	3	319
Change in market value of warrants	—	38	(1,357)

Total other income (expense), net	(12)	42	(3,522)

Loss before income taxes	(1,712)	(2,677)	(64,455)
Provision for income taxes	—	—	7

Net loss	$(1,712)	$(2,677)	$(64,462)

Deemed dividend on preferred stock	—	(1,375)	(1,375)
Dividend on preferred stock	—	(82)	(8,097)

Net loss attributable to common stockholders	$(1,712)	$(4,134)	$(73,934)

Net loss per common share-basic and diluted	$(0.02)	$(0.05)	$ n/a

Weighted average shares-basic and diluted	103,566	82,485	n/a

Contacts:

International Stem Cell Corporation

Dr. Simon Craw, Executive Vice President of Business Development

Phone: 760-940-6383

Email: ir@intlstemcell.com

Investor Relations:

MZ Group

Mark McPartland

Senior Vice President

Phone: 212-301-7130

Email: markmcp@mzgroup.us

Web: www.mzgroup.us